Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 83% INCREASE IN THIRD QUARTER EPS

IRVINE, CALIFORNIA, April 22, 2009 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter ended March 31, 2009 increased 61% to $2.4 million from net earnings of $1.5 million for the third quarter of fiscal 2008. For the nine months ended March 31, 2009, net earnings of $6.7 million were 26% above the $5.3 million reported for the first nine months of fiscal 2008. Diluted earnings per share for the third quarter were up 83% to $0.23 per share, compared to $0.13 per share for the third quarter of the prior year. Earnings per share comparisons benefited from the Company's August 2008 purchase of 1.3 million shares of common stock pursuant to a modified Dutch auction tender offer that reduced the fully diluted average shares outstanding in the quarter by 12% to 10.2 million. Diluted earnings per share for the first nine months were up 38% to $.64 per share, compared to $.46 per share.

The large percentage increase in net earnings for the third quarter of fiscal 2009 from the third quarter of fiscal 2008 is largely due to a 21% reduction in SG&A expenses, and higher income earned on the loan and investment portfolios and from the sale of leases. Partially offsetting these gains was an $867,000 charge included in other income related to the impairment of two closed end fund investments. The Company continues to hold these investments and believes that the funds represent a good investment, but based on the decline in the net asset value of the funds and the market in general, the impairment may be other-than-temporary and a valuation adjustment has been taken.

Gross profit for the third quarter of fiscal 2009 of $7.0 million was 9% above the $6.4 million reported for the third quarter of the prior year. Total direct finance, loan and interest income increased 11% to $7.6 million compared to $6.9 million during the third quarter of the prior year. The increase was primarily due to an $803,000 increase in income earned on the commercial loan portfolio that stood at $70.4 million at March 31, 2009, and an $891,000 increase in investment income earned on average total cash and investments that more than doubled to $128.3 million. Together, this income offset a $938,000 decrease in direct finance income that resulted from a 9% decline in the average net investment in leases. The average yield on leases and loans held in the Company's own portfolio decreased 149 basis points to 8.9%, while the average yield on cash and investments increased 78 basis points to 4.3%, largely due to efforts to diversify into higher yielding investments. During the third quarter of fiscal 2009, interest expense on deposits and borrowings increased by $284,000 to $1.7 million reflecting a 96% increase in average deposit and borrowing balances to $231.1 million that offset a 191 basis point decrease in average interest rates paid to 3.0%. During the third quarter, CalFirst Bank added advances from the Federal Reserve to its borrowings under a Federal Home Loan Bank line, which contributed to the decline in average interest rates paid. During the third quarter of fiscal 2009, the Company recorded a provision for credit losses of $300,000. This amount related to the deterioration in economic conditions and the credit quality of certain customers during the third quarter. All of these factors combined for a 12% increase in net direct finance and interest income after provision for credit losses to $5.6 million.

Other income for the third quarter of fiscal 2009 decreased 2% to $1.4 million. The decline was primarily due to the impairment charge recognized on the investments noted above that offset higher gains recognized on the sale of leases and higher operating lease income.

Gross profit during the first nine months of fiscal 2009 of $21.1 million was 2% above the $20.7 million earned in the same period of the prior year. Total direct finance, loan and interest income of $22.0 million for the first nine months of 2009 was up 8% from $20.4 million for the first nine months of the prior year. The increase was due to a $2.5 million increase in income earned on the commercial loan portfolio and a $1.5 million increase in investment income, which offset a $2.4 million decline in direct finance income. The average yield on leases and loans held in the Company's own portfolio decreased by 118 basis points to 9.34%, while the average yield on cash and investments increased by 17 basis points to 4.07% on average cash and investment balances that almost doubled to $97.3 million. For the nine months ended March 31, 2009, interest expense on deposits and borrowings increased by $730,000 to $5.0 million, reflecting a 71% increase in average balances and a 159 basis point decrease in average rates paid. Again, borrowings from the Federal Home Loan Bank Board and the Federal Reserve contributed to lowering CalFirst Bank's borrowing costs. For the first nine months of fiscal 2009, the Company made a provision for credit losses of $1.2 million, which compared to a provision of $580,000 during the first nine months of fiscal 2008. The 2009 provision related to the substantial growth in and heightened credit risk within the commercial loan portfolio, as well as deterioration in the credit quality of certain customers.

Other income for the first nine months of fiscal 2009 increased 5% to $5.3 million from $5.1 million earned for the first nine months of fiscal 2008. The year to date increase in other income was primarily due to increased gains earned from the sale of leases which were offset by the impairment charge recognized on the investments during the third quarter.

During the third quarter of fiscal 2009, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses decreased 21% to $3.2 million, while for the first nine months of fiscal 2009, S,G&A expenses were down 15% to $10.4 million, compared to $12.2 million reported for the first nine months of the prior year. The decrease in S,G&A expenses during both periods is due to lower fixed and variable office costs resulting from efforts to lower overhead, including substantial savings from lower personnel costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's results for the first nine months continue to benefit from steps taken to diversify into commercial loans and other investment opportunities. While lease transactions booked during the nine months of $117.3 million were 8% above the prior year, the addition of $48 million of commercial loans during the nine-month period contributed to a 33% increase in total bookings to $165.6 million for the first nine months of fiscal 2009. The net investment in lease receivables of $206.7 million at March 31, 2009 is slightly below the level at June 30, 2008, however the commercial loan portfolio of $70.4 million is up from $42.2 million at June 30, 2008 and up from $15.6 million at March 31, 2008. During the third quarter of fiscal 2009, new lease originations were 22% below the third quarter of the prior year, while new loan commitments were down even more. As a result, with the high level of bookings during the third quarter, at March 31, 2009 the backlog of approved lease and loan commitments of $52 million is more than 50% below the level of a year ago.

"During the first nine months of fiscal 2009, the Company continued to increase its investment in marketable securities, with a total portfolio of $87.4 million at March 31, 2009, up from $6.4 million at June 30, 2008 and $6.6 million at March 31, 2008. The new investments include certain U. S. agency mortgage-backed securities, and investment grade corporate bonds and bank issued trust preferred securities that offer a better yield than federal funds sold and other short-term investments. CalFirst Bank also pursued lower cost funding opportunities offered during the period and borrowed $35.4 million under a credit line at the Federal Home Loan Bank Board and $10 million under an advance line at the Federal Reserve at an average cost of 0.79%. These efforts to better utilize the Company's substantial capital base, which at March 31, 2009 stood at $187.8 million, resulted in a 20% increase in total assets to $465.5 million at March 31, 2009 from $386.6 million at June 30, 2008."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2008 Annual Report on Form 10-K and the 2009 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Direct finance and loan income	$ 6,239	$ 6,374	$ 19,005	$ 18,946
Interest income on investments	1,392	501	2,969	1,489
Total direct finance, loan and interest income	7,631	6,875	21,974	20,435

Interest expense on deposits and borrowings	1,726	1,442	4,985	4,255
Provision for credit losses	300	450	1,175	580
Net direct finance, loan and interest income, after provision for credit losses	5,605	4,983	15,814	15,600
Other income
Operating and sales-type lease income	1,040	603	2,748	2,300
Gain on sale of leases and leased property	1,116	669	2,895	2,308
Other fee income - net	(758)	158	(364)	444
Total other income	1,398	1,430	5,279	5,052

Gross Profit	7,003	6,413	21,093	20,652

Selling, general and administrative expenses	3,189	4,039	10,369	12,159

Earnings before income taxes	3,814	2,374	10,724	8,493

Income taxes	1,431	890	4,022	3,185

Net earnings	$ 2,383	$ 1,484	$ 6,702	$ 5,308

Basic earnings per share	$ 0.23	$ 0.13	$ 0.64	$ 0.47
Diluted earnings per share	$ 0.23	$ 0.13	$ 0.64	$ 0.46

Weighted average common shares outstanding	10,159	11,388	10,394	11,208
Diluted number of common shares outstanding	10,199	11,604	10,455	11,460

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2009	June 30, 2008
ASSETS
Cash and short term investments	$ 63,307	$ 71,790
Investment securities	87,395	6,360
Net receivables	2,805	1,946
Property for transactions in process	12,274	29,046
Net investment in leases	216,168	220,163
Commercial loans	70,362	42,212
Income tax receivable	2,250	4,239
Other assets	2,589	1,564
Discounted lease rentals assigned to lenders	8,371	9,274
	$465,521	$386,594
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,313	$ 2,422
Income taxes payable, including deferred taxes	8,380	6,993
Deposits	205,549	156,239
Borrowings	45,444	-
Other liabilities	8,683	9,211
Non-recourse debt	8,371	9,274
Total liabilities	277,740	184,139
Stockholders' Equity	187,781	202,455
	$465,521	$386,594